Exhibit 99.1

ATWOOD OCEANICS REPORTS UPDATE ON STATUS OF ATWOOD OSPREY REPAIRS

AND DRILLING SERVICES CONTRACT

HOUSTON, April 17, 2015 - Atwood Oceanics, Inc. (NYSE: ATW) announced today that the company has entered into an amendment to its contract for its semisubmersible drilling unit, the Atwood Osprey. As previously disclosed, the Atwood Osprey parted several mooring lines and drifted approximately three nautical miles from its original position during Cyclone Olwyn, which impacted the northwest coast of Australia on March 12, 2015. The duration of the force majeure event and resultant repairs necessitated by the damage incurred from the cyclone have triggered termination rights in relation to which the parties have agreed to a reduction in the term of the contract by one year with contractual rates remaining unchanged. It is expected that repairs for damage sustained by the rig and required regulatory approvals will be completed by April 30, 2015.

Atwood Oceanics, Inc. is a leading offshore drilling contractor engaged in the drilling and completion of exploratory and developmental wells for the global oil and gas industry. The company currently owns 12 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol “ATW.”

For a full list of the official Social Media pages for Atwood Oceanics, Inc. please visit our Investor Relations site at: http://ir.atwd.com/GenPage.aspx?IID=4010374&GKP=210376

Media Contact:	Mark Mey, Executive Vice President and CFO
281-749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including expected out of service time are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: our ability and the time required to complete the necessary repairs and obtain the required regulatory approvals. Other factors that may impact actual results are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC’’s website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.